UNITED STATES

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SCHEDULE 14A

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SomaLogic, Inc.

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SomaLogic Board Reiterates Value-Maximizing Transaction with Standard BioTools is in Best Interests of All Stockholders

Continues to Recommend Stockholders Vote “FOR” Pending Merger

ISS has Dismissed Madryn’s Misleading Claims and Reaffirms that Stockholders Vote “FOR” the Merger

BOULDER, Colo., Dec. 29, 2023 – SomaLogic, Inc. (Nasdaq: SLGC) (“the Company”), a leader in proteomics technology, today sent the following open letter to stockholders reiterating the Board’s belief that the proposed transaction between SomaLogic and Standard BioTools is in the best interest of all stockholders.

The full text of the letter is as follows:

Dear Fellow Stockholders,

We firmly believe that the value-maximizing transaction with Standard BioTools is the best path forward for SomaLogic and all of its stockholders. You have an essential decision to make regarding the value of your investment. For SomaLogic to realize the benefits of this value-maximizing transaction, stockholders holding a majority of our shares must support the deal. This means that your vote is extremely important, regardless of the number of shares you own. Every vote counts and is critical to the future of the Company. Not voting is the same as voting against the transaction.

The Standard BioTools Merger is Clearly the Best Path Forward

This merger delivers compelling value and potential for SomaLogic stockholders, positioning the Company for long-term success as a leading, well-capitalized and strongly managed provider of differentiated multi-omics tools. While we see tremendous future potential in the proteomics market, it is important to recognize that the path to realizing this potential as a standalone company involves significant execution risk and operational challenges.

SomaLogic’s co-development partnership with Illumina alone will not guarantee the Company’s success. With industry consolidation more broadly, and Illumina focused on its own set of priorities, it is paramount that SomaLogic strengthens its position in the market – and this transaction is the best way to accomplish this.

The proposed merger with Standard BioTools represents an opportunity to accelerate the combined company’s path to profitability and value creation, while also mitigating risks and challenges.

Following the merger, the combined company will benefit from:

•	Dramatically increased scale and diversification;

•	A robust portfolio of life science tools that power industry-leading throughput and data quality;

•	A stronger financial profile and enhanced operating leverage, with over $500 million of cash and only $68 million of debt;

•	$80 million in anticipated run-rate cost synergies achieved by 2026; and

•	A combined Board and leadership team that brings together complementary teams with proven experience.

SomaLogic stockholders will own 57% of the combined company following close. This enables our stockholders to maintain their participation in our highly attractive technology and future potential, while also benefiting from new opportunities for value creation.

Merger Follows Exhaustive and Independent Strategic Review by the Board of Directors with Support of Outside Legal and Financial Advisors

The transaction is the result of a thorough, independent and deliberative Board process that was focused at all times on identifying strategic options that could maximize value for all SomaLogic stockholders. During this process, the SomaLogic Board engaged with 16 parties to solicit potential interest in a transaction, but no other party expressed any actionable indication of interest and only one, other than Standard BioTools, entered into an NDA.

The Board has conducted a comprehensive, exhaustive review of strategic options over the past ten months, including in depth consideration of remaining a standalone company.

Importantly, in order to ensure a completely independent strategic review, Eli Casdin, an independent member of the SomaLogic Board, was recused from all Board discussions regarding the potential transaction with Standard BioTools.

As a part of its thoughtful process and in accordance with its fiduciary duties, the Board ultimately determined the transaction with Standard BioTools was a superior alternative to SomaLogic’s standalone plan and, accordingly, extensively negotiated the terms of the transaction with Standard BioTools. We are confident the resulting combination is in the best interest of our stockholders and will result in a stronger combined company that is better positioned to deliver value for our stockholders than any other option available to the company.

The SomaLogic Board Is Independent and Acting in the Best Interests of ALL SomaLogic Stockholders

Madryn and its group’s criticisms of the transaction are without merit and reflect their own self-interest.

Contrary to their claims:

•	SomaLogic conducted thorough due diligence on Standard BioTools between June and October, with the assistance of outside legal, financial and strategic consultants. The electronic data rooms were used only for customary confirmatory legal due diligence.

•	The Board and management changes announced in March 2023 were made with the specific goal of helping SomaLogic realize its tremendous potential. Eli Casdin was recused from all Board activity related to the transaction, which was driven and approved by an independent and unconflicted Board.

•	Standard’s Series B Preferred stock is an equity security, not debt, with no preferred dividend or mandatory redemption feature.

The bottom line is that the strategic rationale of the combination is strong, and the SomaLogic Board of Directors firmly believes this transaction represents the best path forward for SomaLogic and all its stockholders.

Leading Independent Proxy Advisory Firm Institutional Shareholder Services (“ISS”) Agrees that Stockholders Should Vote “FOR” the Merger

ISS shares the Board’s belief that the merger with Standard BioTools is in the best interests of all SomaLogic stockholders and supports the Board’s recommendation that stockholders vote “FOR” the transaction.

In its “FOR” recommendation to SomaLogic stockholders, ISS noted1:

•	The strategic rationale of combining two sub-scale companies in order to slow down cash burn and accelerate the path to profitability appears reasonable, particularly given the apparent overlap in the two companies' offerings and the estimated synergies in this transaction.

•	…the all-stock structure of the transaction provides shareholders with an opportunity to benefit from the potential upside if the company is able to get to a trading valuation based on the revenue multiple.

•	The turnover of the board and management in 2023, which the dissident suggests was to help facilitate a deal with LAB, seems to have been driven by legitimate operational challenges and share price performance discussed in the prior sections.

•	In engagement with ISS, the board members also seemed appropriately qualified and thoughtful about all available alternatives.

•	…based on currently available disclosure, the process itself appears to have been sufficiently broad and there is no clear evidence in the proxy that favorable treatment was given to LAB as a potential partner.

1 Permission to use quotes neither sought nor obtained.

•	…hopes of a potential buyer emerging in the medium term seem misplaced: SLGC has arguably been in play since March, when its CEO departed, leaving the company under interim management and a depressed share price, and the company publicly announced [SomaLogic] was pursuing strategic options. Despite these factors, and the possibility that the Olink deal may have subsequently increased interest in proteomics assets, no competing bidders have emerged, even though the board retains the ability to consider superior offers.

•	As it relates to the dissident's concerns about the convertible preferred securities in the combined company's capital structure, we note that the Series B preferred is more equity- than debt-like, as it is not entitled to a dividend other than the dividends declared on common, and does not have a maturity.

Importantly, even as Madryn continues to bring misleading claims forward, ISS has reaffirmed its recommendation that stockholders vote “FOR” the transaction.

Realize the Compelling Benefits of the Proposed Merger Between SomaLogic and Standard BioTools While Protecting the Value of Your Investment: Vote “FOR” the Transaction Today

The future of SomaLogic and the future of your investment is at stake. We urge stockholders to take into account that ISS has weighed the merits of these stockholders’ arguments and come to conclusion that this merger is in the best interest of SomaLogic stockholders.

Protect the value of your investment. The SomaLogic board urges all stockholders to vote “FOR” the value maximizing transaction on the SomaLogic proxy card today. SomaLogic stockholders are advised to discard any green proxy cards they receive from Madryn Asset Management, LP.

Thank you for your continued support.

Sincerely,

The SomaLogic Board of Directors

Robert Barchi

Thomas Carey

Troy Cox

Kathy Hibbs

Anne Margulies

Tycho Peterson

Richard Post

Jason Ryan

The Company urges all stockholders to vote "FOR" the value maximizing transaction on the SomaLogic proxy card today. A special meeting of SomaLogic stockholders is scheduled to be held virtually in connection with the proposed merger on January 4, 2024, at 12 p.m. ET (10:00 a.m. MT / 9:00 a.m. PT).

SomaLogic stockholders who need assistance voting or have questions regarding the Special Meeting may contact SomaLogic's proxy solicitor, Morrow Sodali LLC, at (800) 662-5200.

The merger remains on track to close in the first quarter of 2024, subject to approval by SomaLogic and Standard BioTools stockholders and satisfaction of other customary closing conditions.

About SomaLogic

SomaLogic is catalyzing drug research and development and biomarker identification as a global leader in proteomics technology. With a single 55 microliter plasma or serum sample, SomaLogic can run 11,000 protein measurements, covering more than a third of the approximately 20,000 proteins in the human body. For more than 20 years SomaLogic has supported pharmaceutical companies, and academic and contract research organizations who rely on the Company's protein detection and analysis technologies to fuel drug, disease, and treatment discoveries in such areas as oncology, diabetes, and cardiovascular, liver and metabolic diseases. Find out more at somalogic.com and follow @somalogic on LinkedIn.

Additional Information and Where to Find It

In connection with the merger and required stockholder approval, Standard BioTools filed with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on Form S-4, as amended (the "Form S-4"), which was declared effective by the SEC on December 1, 2023. The Form S-4 includes a definitive joint proxy statement of Standard BioTools and SomaLogic and also constitutes a final prospectus of Standard BioTools. The definitive joint proxy statement was mailed or otherwise made available to stockholders of Standard BioTools and SomaLogic on or about December 4, 2023. Standard BioTools' and SomaLogic's stockholders are urged to carefully read the joint proxy statement/prospectus (including all amendments, supplements and any documents incorporated by reference therein) and other relevant materials filed or to be filed with the SEC and in their entirety because they contain important information about the merger and the parties to the merger. Investors and stockholders may obtain free copies of these documents and other documents filed with the SEC at its website at http://www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by Standard BioTools at http://investors.standardbio.com or contacting Standard BioTools' Investor Relations department at investors@standardbio.com or at https://investors.somalogic.com or by contacting SomaLogic Investor Relations at investors@somalogic.com.

Participants in the Solicitation

Standard BioTools, SomaLogic and each of their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from Standard BioTools and SomaLogic's stockholders with respect to the merger. Information about Standard BioTools' directors and executive officers, including their ownership of Standard BioTools' securities, is set forth in the joint proxy statement/prospectus, Standard BioTools' proxy statement for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2023, Current Reports on Form 8-K, which were filed with the SEC on May 3, 2023, May 15, 2023, June 16, 2023 and July 28, 2023, and Standard BioTools' other filings with the SEC. Information concerning SomaLogic's directors and executive officers, including their ownership of SomaLogic securities, is set forth in the joint proxy statement/prospectus, SomaLogic's proxy statement for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 25, 2023, Current Reports on Form 8-K, which were filed with the SEC on June 6, 2023, as amended on June 14, 2023, June 9, 2023, October 4, 2023 and December 12, 2023, and SomaLogic's other filings with the SEC. Investors may obtain more detailed information regarding the direct and indirect interests of Standard BioTools and its respective executive officers and directors in the merger, which may be different than those of Standard BioTools' stockholders generally, by reading the definitive proxy statements regarding the merger, which have been filed with the SEC. These documents are available free of charge at the SEC's website at www.sec.gov, at http://investors.standardbio.com or by contacting Standard BioTools' Investor Relations department at investors@standardbio.com or at https://investors.somalogic.com or by contacting SomaLogic Investor Relations at investors@somalogic.com.

No Offer or Solicitation

This press release and the information contained herein shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current plans, estimates and expectations of the management of Standard BioTools and SomaLogic that are subject to various risks and uncertainties that could cause actual results to differ materially from such statements, many of which are beyond the control of Standard BioTools and SomaLogic. All statements other than statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) are statements that could be deemed forward-looking statements, although not all forward-looking statements contain these identifying words. Readers should not place undue reliance on these forward-looking statements. Forward-looking statements may include statements regarding the expected timing of the closing of the merger; the ability of the parties to complete the merger considering the various closing conditions; and any assumptions underlying any of the foregoing. Statements regarding future events are based on the parties' current expectations and are necessarily subject to associated risks related to, among other things, (i) the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect Standard BioTools' and SomaLogic's businesses and the price of their respective securities; (ii) uncertainties as to the timing of the consummation of the merger and the potential failure to satisfy the conditions to the consummation of the merger, including obtaining stockholder and regulatory approvals; (iii) the merger may involve unexpected costs, liabilities or delays; (iv) the effect of the announcement, pendency or completion of the merger on the ability of Standard BioTools or SomaLogic to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Standard BioTools or SomaLogic does business, or on Standard BioTools' or SomaLogic's operating results and business generally; (v) Standard BioTools' or SomaLogic's respective businesses may suffer as a result of uncertainty surrounding the merger and disruption of management's attention due to the merger; (vi) the outcome of any legal proceedings related to the merger or otherwise, or the impact of the merger thereupon; (vii) Standard BioTools or SomaLogic may be adversely affected by other economic, business and/or competitive factors, (viii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement and the merger; (ix) restrictions during the pendency of the merger that may impact Standard BioTools' or SomaLogic's ability to pursue certain business opportunities or strategic transactions; (x) the risk that Standard BioTools or SomaLogic may be unable to obtain governmental and regulatory approvals required for the merger, or that required governmental and regulatory approvals may delay the consummation of the merger or result in the imposition of conditions that could reduce the anticipated benefits from the merger or cause the parties to abandon the merger; (xi) risks that the anticipated benefits of the merger or other commercial opportunities may otherwise not be fully realized or may take longer to realize than expected; (xii) the impact of legislative, regulatory, economic, competitive and technological changes; (xiii) risks relating to the value of the Standard BioTools shares to be issued in the merger; (xiv) the risk that post-closing integration of the merger may not occur as anticipated or the combined company may not be able to achieve the benefits expected from the merger, as well as the risk of potential delays, challenges and expenses associated with integrating the combined company's existing businesses; (xv) exposure to inflation, currency rate and interest rate fluctuations, as well as fluctuations in the market price of Standard BioTools' and SomaLogic's traded securities; (xvi) the lingering effects of the COVID-19 pandemic on Standard BioTools' and SomaLogic's industry and individual companies, including on counterparties, the supply chain, the execution of research and development programs, access to financing and the allocation of government resources; (xvii) the ability of Standard BioTools or SomaLogic to protect and enforce intellectual property rights; and (xviii) the unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as Standard BioTools' and SomaLogic's response to any of the aforementioned factors. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the "Risk Factors" section of Standard BioTools' most recent quarterly report on Form 10-Q filed with the SEC on November 7, 2023, on its most recent annual report on Form 10-K filed with the SEC on March 14, 2023 and in Standard BioTools' other filings with the SEC, as well as the "Risk Factors" section of SomaLogic's most recent quarterly report on Form 10-Q filed with the SEC on November 8, 2023, on its most recent annual report on Form 10-K filed with the SEC on March 28, 2023 and in SomaLogic's other filings with the SEC. The risks and uncertainties described above and in the SEC filings cited above are not exclusive and further information concerning Standard BioTools and SomaLogic and their respective businesses, including factors that potentially could materially affect their respective businesses, financial conditions or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements, and not to place undue reliance on any forward-looking statements. Any such forward-looking statements represent management's reasonable estimates and beliefs as of the date of this press release. While Standard BioTools and SomaLogic may elect to update such forward-looking statements at some point in the future, they disclaim any obligation to do so, other than as may be required by law, even if subsequent events cause their views to change.

Contacts

Investors

Marissa Bych

Gilmartin Group LLC

investors@somalogic.com

Media

Lyle Weston / Carly King

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449